EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 16, 2019 with respect to the statements of condition including the related portfolios of Global Technology Leaders Portfolio 2020-1, American Innovation Leaders Portfolio 2019-4, New World Leaders Portfolio 2019-4 and U.S. Defense Portfolio 2019-4 (included in Invesco Unit Trusts, Series 2021) as of December 16, 2019 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-234261) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
December 16, 2019